Exhibit 21.1

List of Parents and Subsidiaries of the Company

IAS ENERGY, INC.
(an Oregon corporation)
(42.85% owned by Power Telecom Limited)

Power Telecom Limited.
(a Hong Kong corporation)
(60% owned by IAS Energy, Inc. and
40% owned by Biotonus Clinique
Bon Port (Hong Kong) Limited)

Biotonus Clinique Bon Port (Hong Kong) Limited
(a Hong Kong corporation)
(70% owned by Samuel Kam *)

PowerNetix Limited
(a Hong Kong corporation)
(83.6% owned by Biotonus Clinique Bon Port (Hong Kong) Limited)

* Mr. Kam is the Chair of IAS Energy, Inc., a director and the CEO, COO and CTO of Power Telecom Limited, a director and the CEO of PowerNetix Limited, and a director and officer of Biotonus Clinique Bon port (Hong Kong) Limited.